Exhibit 99.1

NEWS RELEASE
For more information, contact:	November 8, 2007
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RESULTS FOR THIRD QUARTER 2007

Dunn, NC . . . New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported a net loss for the quarter ended September 30, 2007, of $274,000 compared to net income of $1.1 million for the same period in 2006. Basic and diluted earnings per share for third quarter 2007 were ($0.04), compared to basic and diluted earnings per share for third quarter 2006 of $0.20 and $0.19, respectively. For the nine month period ended September 30, 2007, net income for the Company was $798,000, compared to $3.4 million for the same period in 2006. Basic and diluted earnings per share for the first nine months of 2007 were $0.12, compared to basic and diluted earnings per share for the first nine months of 2006 of $0.74 and $0.70, respectively. Third quarter results were significantly impacted by a $2.5 million addition to the Company’s allowance for loan losses resulting from an increase in the level of nonperforming loans included in the loan portfolio of the Company’s subsidiary, New Century Bank. Also, an assessment has been made of the level of potential loss in loan portfolios of both subsidiary banks due to continued drought conditions in the Company’s market area. This assessment also contributed to the increase in the level of the allowance.

As of September 30, 2007, the Company reported total assets of $592.3 million compared to $544.0 million at September 30, 2006, an increase of 9%. Total deposits were $504.5 million and total loans were $462.7 million at the end of third quarter 2007, compared to total deposits of $452.0 million and total loans of $398.9 million as of the end of third quarter 2006, increases of 12% and 17%, respectively.

The Board of Directors of New Century Bank is entering into a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, which sets forth certain actions required to be taken by management of New Century Bank. The primary issues to be addressed relate to New Century Bank’s lending function, including conducting extensive loan risk rating reviews; addressing problem loans and enhancing the credit administration department; improving loan documentation, policies and procedures; and correcting known violations of laws, rules and regulations. New Century Bank is actively addressing all of the issues identified in the memorandum of understanding.

These underwriting and credit administration matters were identified by New Century Bank’s management in early 2007 and continue to be aggressively addressed through extensive reviews of the Bank’s loan portfolio, both internally and with the assistance of an external credit review firm. As of the end of third quarter 2007, independent third parties had reviewed more than 60% of the New Century Bank loan portfolio and nearly 20% of the New Century Bank South loan portfolio. Based on the reviews performed, the credit issues appear to be isolated to New Century Bank’s portfolio. The aforementioned addition to the Company’s allowance for loan losses during the third quarter was significantly influenced by changes in the risk ratings for loans included in these reviews.

According to William L. Hedgepeth II, president and CEO of New Century Bancorp, “During the third quarter, we continued to make improvements to our credit administration function in order to address and correct shortcomings. We hired a consultant who specializes in bank credit administration to review all processes in this area and to provide us with the appropriate recommendations on moving forward. Adjustments are underway in nearly all credit processes to align them with the overall strategy of the Company, which entails the implementation of best practices in all phases of the operations for our subsidiary banks.

“As the president of New Century Bancorp, I appreciate the leadership of our management team and the dedicated manner in which they have addressed these issues. I am excited by the positive changes already implemented and am confident that we are positioning the Company to take advantage of the great opportunities available to us in our markets. We continue to appreciate the support of our customers, shareholders, and the communities we serve.”

New Century Bank has offices in Dunn, Clinton, Goldsboro, and Lillington, and New Century Bank South has offices in Fayetteville, Lumberton, Pembroke and Raeford.

###

Stock Symbol: NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended September 30,		At or for the nine months Ended September 30,
	2007	2006	2007	2006
Summary of Operations:
Total interest income	$10,599	$9,741	$31,255	$25,622
Total interest expense	5,289	4,341	15,324	11,382

Net interest income	5,310	5,400	15,931	14,240
Provision for loan losses	2,474	519	5,518	1,120

Net interest income after provision	2,836	4,881	10,413	13,120
Noninterest income	899	865	2,970	2,097
Noninterest expense	4,156	4,029	12,166	9,781

Income (Loss) before income taxes	(421)	1,717	1,217	5,436
Provision for income taxes	(147)	626	419	2,004

Net income (Loss)	$(274)	$1,091	$798	$3,432

Share and Per Share Data (1):
Earnings per share - basic	$(0.04)	$0.17	$0.12	$0.62
Earnings per share - diluted	(0.04)	0.16	0.12	0.58
Book value per share	8.92	9.22	8.92	9.22
Tangible book value per share	7.45	7.71	7.45	7.71
Ending shares outstanding	6,730,874	6,131,500	6,730,874	6,131,500
Weighted average shares outstanding:
Basic	6,639,617	6,413,652	6,560,750	5,546,032
Diluted	6,639,617	6,740,816	6,761,640	5,885,027

Selected Performance Ratios:
Return on average assets	-0.18%	0.83%	0.18%	0.97%
Return on average equity	-1.81%	7.83%	1.79%	11.06%
Net interest margin	3.87%	4.42%	3.97%	4.31%
Efficiency ratio (2)	66.94%	64.31%	64.37%	59.87%

Period End Balance Sheet Data:
Loans, net of unearned income	$462,713	$398,891	$462,713	$398,891
Total Earning Assets	545,760	500,051	545,760	500,051
Goodwill and other intangible assets	9,873	9,270	9,873	9,270
Total assets	592,328	543,979	592,328	543,979
Deposits	504,535	452,045	504,535	452,045
Short term debt	12,974	19,292	12,974	19,292
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	60,035	56,529	60,035	56,529

Selected Average Balances:
Gross Loans	$454,412	$385,866	$449,114	$354,387
Total Earning Assets	544,892	484,725	536,324	441,710
Goodwill and other intangible assets	9,891	6,941	9,929	2,339
Total assets	590,378	524,436	580,595	471,184
Deposits	501,782	435,416	490,053	395,755
Short term debt	13,569	18,221	16,070	19,079
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	60,208	55,310	59,604	41,483

Asset Quality Ratios:
Nonperforming assets	$6,667	$2,334	$6,667	$2,334
Allowance for loan losses	8,636	5,955	8,636	5,955
Nonperforming loans (3) to period-end loans	1.36%	0.54%	1.36%	0.54%
Allowance for loan losses to period-end loans (4)	1.88%	1.49%	1.88%	1.49%
Net loan charge-offs to average loans	0.43%	0.74%	1.30%	0.33%

(1)	Adjusted for all periods presented to reflect the effects of a six-for-five stock split in the form of a 20% stock dividend in December 2006.
(2)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Allowance for loan losses to period-end loans ratio excludes loans held for sale.